SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                 (Amendment No.)


                                  GOOGLE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    38259P508
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/04
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

                         (Continued on following pages)

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 2 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
              SEQUOIA CAPITAL VIII, A DELAWARE LIMITED PARTNERSHIP ("SC VIII")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294956
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           15,158,467 (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              15,158,467 (1)
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    15,158,467
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             13.7% (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 3 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII, A DELAWARE LIMITED PARTNERSHIP ("SITP VIII")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294958
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           192,349 (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              192,349 (1)
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    192,349
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.2% (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 4 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII (Q), A DELAWARE LIMITED PARTNERSHIP ("SITP VIII Q")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294957
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,003,537 (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,003,537 (1)
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    1,003,537
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             1.0% (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 5 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SC VIII MANAGEMENT, LLC ("SC VIII LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294955
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q. SC VIII LLC is the General
                                              Partner of SC VIII, SITP VIII and SITP VIII Q. (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q. SC VIII LLC is the General
                                              Partner of SC VIII, SITP VIII and SITP VIII Q. (1)
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    16,354,353
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             14.6% (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 6 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       393,573
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Moritz is a Managing
                                              Member of SC VIII LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              393,573
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Moritz is a Managing
                                              Member of SC VIII LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   16,747,926
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             15.0% (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 7 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             DOUGLAS LEONE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       259,746
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Leone is a Managing
                                              Member of SC VIII LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              259,746
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Leone is a Managing
                                              Member of SC VIII LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   16,614,099
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             14.9% (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 8 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MARK STEVENS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       383,573
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Stevens is a Managing
                                              Member of SC VIII LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              383,573
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Stevens is a Managing
                                              Member of SC VIII LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   16,737,926
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             15.0%  (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  38259P508                                              13 G                  Page 9 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MICHAEL GOGUEN
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)    [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION    USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       15,333
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Goguen is a Managing
                                              Member of SC VIII LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              15,333
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              16,354,353 shares of which 15,158,467 shares are directly held by SC
                                              VIII, 192,349 shares are directly held by SITP VIII and 1,003,537 shares are directly held by SITP VIII Q.  Mr. Goguen is a Managing
                                              Member of SC VIII LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. (1)
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   16,369,686
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             14.7% (2)
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                                             IN
------------ ---------------------------------------------------------------------------------------------------------

(1) The shares directly held by SC VIII, SITP VIII and SITP VIII Q are Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

(2) Calculation of ownership percentage was done in accordance with Section 13d-3(d)(1)(i) of the Exchange Act Rules. This method appears to more than double the actual aggregate ownership percentage of entities affiliated with Sequoia Capital. This is not the case. As of December 31, 2004, the actual aggregate ownership percentage of entities affiliated with Sequoia Capital does not exceed 6.1%.

-------------------------------------                ---------------------------
CUSIP NO.  38259P508                    13 G                 Page 10 of 13 Pages
-------------------------------------                ---------------------------

ITEM 1.

             (a)   Name of Issuer: Google,  Inc.

             (b)   Address of Issuer's Principal Executive Offices:
                                              1600 Amphitheatre Parkway
                                              Mountain View, CA  94043
ITEM 2.

             (a) Name of Persons Filing:
                   Sequoia Capital VIII, a Delaware Limited Partnership Sequoia International Technology Partners VIII,
                        a Delaware Limited Partnership
                   Sequoia International Technology Partners VIII (Q),
                        a Delaware Limited Partnership
                   SC VIII Management, LLC
                   Michael Moritz ("MM")
                   Douglas Leone ("DL")
                   Mark Stevens ("MS")
                   Michael Goguen ("MG")


                   SCVIII LLC is the General Partner of SC VIII, SITP VIII and SITP VIII Q. MM, DL, MS, and MG are Managing Members of SC VIII LLC.

             (b)   Address of Principal Business Office or, if none, Residence:
                   3000 Sand Hill Road, 4-180 Menlo Park, CA 94025

             (c)   Citizenship: MM, DL, MS, MG: USA
                       SC VIII LLC, SC VIII, SITP VIII, SITP VIII Q:  Delaware

             (d)   Title of Class of Securities: Class A Common

             (e)   CUSIP Number: 38259P508


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4.      Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

-------------------------------------                ---------------------------
CUSIP NO.  38259P508                    13 G                 Page 11 of 13 Pages
-------------------------------------                ---------------------------

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                           If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE


ITEM 10.     CERTIFICATION


                                 NOT APPLICABLE

-------------------------------------                ---------------------------
CUSIP NO.  38259P508                    13 G                 Page 12 of 13 Pages
-------------------------------------                ---------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated:  February 8, 2005


Sequoia Capital VIII, a Delaware Limited Partnership

Sequoia International Technology Partners VIII, a Delaware Limited Partnership

Sequoia International Technology Partners VIII (Q), a Delaware Limited Partnership

By:  SC VIII Management, LLC,
     their General Partner

By:  /s/ Michael Moritz
     -----------------------------------------------
     Michael Moritz, Managing Member


/s/ Douglas Leone
----------------------------------------------------
Douglas Leone

/s/ Michael Moritz
----------------------------------------------------
Michael Moritz

/s/ Michael Goguen
----------------------------------------------------
Michael Goguen

/s/ Mark Stevens
----------------------------------------------------
Mark Stevens

-------------------------------------                ---------------------------
CUSIP NO.  38259P508                    13 G                 Page 13 of 13 Pages
-------------------------------------                ---------------------------


                                    EXHIBIT 1
                                    ---------

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of Google, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 8, 2005


Sequoia Capital VIII, a Delaware Limited Partnership

Sequoia International Technology Partners VIII, a Delaware Limited Partnership

Sequoia International Technology Partners VIII (Q), a Delaware Limited Partnership

By:  SC VIII Management, LLC,
     their General Partner

By:  /s/ Michael Moritz
     -----------------------------------------------
     Michael Moritz, Managing Member


/s/ Douglas Leone
----------------------------------------------------
Douglas Leone

/s/ Michael Moritz
----------------------------------------------------
Michael Moritz

/s/ Michael Goguen
----------------------------------------------------
Michael Goguen

/s/ Mark Stevens
----------------------------------------------------
Mark Stevens